Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Ashford Hospitality Trust, Inc. for the registration of $300 million of common stock, preferred stock, debt securities, warrants to purchase debt securities, common stock or preferred stock, and rights to purchase debt securities, common stock or preferred stock and to the incorporation by reference therein of our report dated February 26, 2009 (except Notes 19 and 25 as to which the date is September 11, 2009), with respect to the consolidated financial statements of Ashford Hospitality Trust, Inc. and subsidiaries included in its Current Report on Form 8-K filed on September 11, 2009, and our reports dated February 26, 2009, with respect to the schedules of Ashford Hospitality Trust, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Ashford Hospitality Trust, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2008, each filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Dallas, Texas
October 29, 2009